EXHIBIT 99.1

                    [UNIVERSAL AMERICAN FINANCIAL CORP. LOGO]

                              FOR IMMEDIATE RELEASE
                              ---------------------
                   UNIVERSAL AMERICAN FINANCIAL CORP. REPORTS
                   ------------------------------------------
                          RECORD SECOND QUARTER RESULTS
                          -----------------------------


           Rye Brook, NY - August 4, 2003 - UNIVERSAL AMERICAN FINANCIAL CORP. (NASDAQ NATIONAL MARKET: UHCO) ("Universal American") today announced record results for the second quarter ended June 30, 2003.



               SECOND QUARTER 2003 COMPARED TO SECOND QUARTER 2002
               ---------------------------------------------------

o Pre-tax operating income, excluding investment gains, increased 39% to $15.4 million;

o Net operating income, excluding investment gains, increased 34% to $10.2 million;

o Net operating EPS, excluding investment gains, increased 36% to $.19 per diluted share;

o Reported net income, including investment gains, increased 233% to $11.0 million, or $.20 per diluted share; and

o          Revenues, excluding investment gains, rose 68% to $139.8 million.


                     FIRST HALF 2003 COMPARED TO FIRST HALF 2002
                     -------------------------------------------

o Pre-tax operating income, excluding investment gains and a one-time non-cash charge of $1.8 million related to the financing of the acquisition of Pyramid Life ("financing charge"), increased 28% to $28.8 million;

o Net operating income, excluding investment gains and the financing charge, increased 26% to $18.9 million;

o Net operating EPS, excluding investment gains and the financing charge, increased 25% to $.35 per diluted share;

o Reported net income, including investment gains and the financing charge, was $18.5 million, or $.34 per diluted share; and

o          Revenues, excluding investment gains, rose 44% to $237.7 million.


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
Universal American Financial Corp.                                       Page 2

August 4, 2003

                     FINANCIAL RESULTS-SECOND QUARTER 2003

           Universal American's reported net income for the second quarter of 2003 was $11.0 million, or $.20 per diluted share, compared to $3.3 million, or $.06 per diluted share in the second quarter of 2002. The components of net income were as follows:


o We earned $10.2 million, or $.19 per diluted share from operations, excluding investment gains. This represents a 34% increase over the $7.6 million income from operations and a 36% increase over the $.14 per diluted share reported in the 2002 second quarter. Based on this measure of operating income, return on equity, excluding the effect of FAS 115, for the second quarter was 15.0% compared to 13.2% in the second quarter of last year.

o We realized after tax investment gains of $.8 million, or $.01 per diluted share for the second quarter of 2003 compared to investment losses of $4.3 million, or $.08 per diluted share in the second quarter of 2002.

                     FINANCIAL RESULTS-FIRST HALF 2003

           Universal American's reported net income for the first half of 2003 was $18.5 million, or $.34 per diluted share, compared to $10.8 million, or $.20 per share in 2002. The components of net income were as follows:


o We earned $18.9 million, or $.35 per diluted share from operations, excluding investment gains and the financing charge. This represents a 26% increase over the $15.0 million income from operations and a 25% increase over the $.28 per diluted share reported in the first half of 2002.

o We expensed $1.8 million, or $.02 per diluted share after tax, in unamortized deferred loan fees associated with the loan that we repaid in order to finance the Pyramid acquisition.

o We had after tax investment gains of $.8 million, or $.02 per diluted share, in the first half of 2003, compared to an after tax loss of $4.2 million, or $.08 per diluted share, in 2002.


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
Universal American Financial Corp.                                      Page 3

August 4, 2003

                               BALANCE SHEET DATA

           Excluding the unrealized appreciation of the Company's investment portfolio, shareholders' equity was $279.0 million and fully diluted book value per common share was $5.11, a 15.9% increase over June 30, 2002 and a 14.3% annualized increase since the beginning of the year. Since 1998, fully diluted book value per share, excluding the effect of FAS 115, has grown at a compounded rate of 17%.

           Shareholders' equity reported as of June 30, 2003 was $330.9 million, or $6.17 per common share, compared to $286.8 million, or $5.42 per common share on December 31, 2002. During the first half of 2003, total assets grew 18.0% to approximately $1.7 billion, largely as a result of the assets acquired in the Pyramid acquisition.


                               MANAGEMENT COMMENTS

           Richard Barasch, chairman and CEO of Universal American, commented, "We are extremely pleased with our record results for the second quarter of 2003, as our recent transactions boosted the underlying growth in profitability of our company. Our strategy for many years has been to grow steadily from operations and then use our transaction capabilities opportunistically to accelerate our growth. The results of the past quarter, plus the new business that will come from the addition of two significant new distribution channels to an already robust marketing organization, give us good reason to be optimistic about our ability to sustain a superior rate of growth.

           "We are particularly pleased with the increase in our return on equity to just over 15% for the quarter. This indicates that our growth, both internal and external, is being financed to bring the best possible return to our shareholders.

                             SENIOR MARKET BROKERAGE

           "Our Senior Market Brokerage segment returned to robust growth in profitability in the second quarter after a slightly sub-par first quarter. Premiums written increased by 9% over the second quarter of 2002 to $122.7 million, and revenues rose even faster, by 58% to $63.4 million, as we retained a larger percentage of our new business and recaptured a sizable in force block of Medicare supplement business that had been previously reinsured. The addition of the Nationwide Medicare supplement block acquired last fall also contributed to our increased revenues. These factors all helped overcome the slowdown in new Medicare supplement sales that we had anticipated and previously discussed.


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
Universal American Financial Corp.                                     Page 4

August 4, 2003


           "The increase in profitability was also driven by the expected improvement in our Medicare Supplement loss ratios. In the 2nd quarter, our loss ratio in this line of business was 70.0%, compared to 73.2% in the first quarter of this year, and 71.9% in the second quarter of 2002. In addition, we continued to see a noticeable improvement in results of our Florida home health block.

           "Further, as part of a concerted effort to increase our sales of life insurance in this segment, we recently acquired the field force of Guarantee Reserve Life and in cooperation with its new owner, Swiss Re, have begun to sell senior life insurance through that dynamic field force. The relationship began on July 1, 2003, and the 6,000 applications received from the nearly 1,000 agents in the first month alone should yield over $3 million of new written life business.

                                  CAREER AGENCY

           "The Career Agency division continued its excellent performance bolstered by the Pyramid acquisition which was completed in March. With the addition of Pyramid, revenues increased 84% to $73.8 million and profits increased 24% to $9.7 million compared to the second quarter of 2002. Total sales, including the $6.9 million of business written by Pyramid since our acquisition, increased by 83% over the same period last year. In the second quarter of 2003, the Career Agency division wrote $15.7 million of fixed annuities, on target to write more than $60.0 million for the year.

           "The Canadian career operation continued its steady contribution to the Career Agency segment, as total revenues increased by 14% and profits increased by 27% over the second quarter of 2002, helped in part by the increase in value of the Canadian dollar.

           "We continue to progress with the integration of the operations of Pyramid into our existing facilities. While the acquisition of Pyramid is already accretive, even taking into account the transition costs, we expect to see even more benefit from the acquisition when we complete the integration early in 2004.


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
Universal American Financial Corp.                                      Page 5

August 4, 2003

                             ADMINISTRATIVE SERVICES

           "CHCS Services, one of the country's leading senior market third-party administrators, continued its important contribution to the profitability and cash flow of our company. Revenues for the quarter increased 15% to $11.5 million and operating income increased 46% to $2.6 million over the comparable period of 2002, as a result of the growth in premiums managed. The pipeline for new business continues to be active, from both internal and external sources, and we expect to see continued growth in this segment that will more than make up for the Federal employee long term care program that peaked in the two previous quarters.


                              INVESTMENT PORTFOLIO

           "Our investment portfolio, which now totals $1.2 billion with the inclusion of Pyramid Life, is in excellent shape with over 99% of the portfolio invested in debt securities rated investment grade by at least one of the rating agencies. As of the end of the second quarter, our bonds were worth $82 million more than our cost and we had no write-downs in the quarter. We made a conscious decision to invest cautiously especially toward the end of the second quarter as interest rates hit multi-decade lows, and at one point we had accumulated around $100 million in short duration investments. While this decision dampened investment income last quarter, it has proven to be correct as rates have risen recently and we have been able to reinvest these funds at higher yields.


                                 CAPITALIZATION

           "The capital markets have recognized our growing strength and we have been able to finance our growth, internally and through acquisitions, on increasingly more favorable terms. In March 2003, we replaced our prior debt with a larger bank facility at a lower interest rate that not only helped us fund the Pyramid acquisition, but also gave us a large revolving credit facility. During the second quarter, we also issued two Trust Preferred Securities that allowed us to replace a portion of the bank debt with thirty year non-amortizing financing that is given substantial equity treatment by the rating agencies, but does not dilute the equity of our shareholders."


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
Universal American Financial Corp.                                     Page 6

August 4, 2003


                                CONFERENCE CALL

           Universal American will host a conference call at 10 am Eastern Daylight Time on Tuesday, August 5, 2003 to discuss the second quarter results and other corporate developments. This conference call will be webcast live over the Internet and can be accessed at Universal American's website at www.uafc.com. To listen to the live call, please go to the website at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 30 days.


                    ABOUT UNIVERSAL AMERICAN FINANCIAL CORP.

           Universal American Financial Corp. offers a portfolio of supplemental life and health insurance products, primarily to the senior market, as well as third party administrator services for insurance and non-insurance programs in the senior market. The Company is included on the Russell 2000 and 3000 Indexes. For more information on Universal American, please visit our website at www.uafc.com.

           Except for the historical information contained above, this document may contain some forward looking statements, including statements related to 2003 operating results, which involve a number of risks and uncertainties that could cause actual results to differ materially. These risk factors are listed from time to time in the Company's SEC reports.





                               (Tables to follow)



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
Universal American Financial Corp.                                      Page 7

August 4, 2003

               UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

IN MILLIONS, EXCEPT PER SHARE AMOUNTS
                                   (UNAUDITED)

                                                        THREE MONTHS ENDED JUNE 30,        SIX MONTHS ENDED JUNE 30,
CONSOLIDATED OPERATING RESULTS                             2003             2002             2003              2002
------------------------------                             ----             ----             ----              ----
Premiums before fees and reinsurance                   $     183.3     $      144.2     $      338.0      $      291.6
                                                        ===========     ============     ============      ============

Net premiums and policyholder fees                     $     121.6     $       65.6     $      200.8      $      130.6
Net investment income                                         15.4             14.4             29.8              28.7
Other income                                                   2.8              3.3              7.1               6.0
                                                        -----------     ------------     ------------      ------------
      Total Operating revenue                                139.8             83.3            237.7             165.3
                                                        -----------     ------------     ------------      ------------

Policyholder benefits                                         86.7             46.6            142.4              91.8
Interest credited to policyholders                             3.2              2.6              6.4               5.2
Change in deferred acquisition costs                        (11.1)            (6.9)           (19.3)            (12.8)
Amortization of present value of future profits and
      Goodwill                                                 1.1              0.4              1.2               0.8
 Commissions and general expenses, net of
       Allowances                                             44.5             29.5             78.2              57.8
                                                        -----------     ------------     ------------      ------------
      Total benefits and expenses                            124.4             72.2            208.9             142.8
                                                        -----------     ------------     ------------      ------------

      Pro forma operating income, before income
        taxes(1)                                              15.4             11.1             28.8              22.5

Income Taxes (2)                                             (5.2)            (3.5)            (9.9)             (7.5)
                                                        -----------     ------------     ------------      ------------

PRO FORMA NET OPERATING INCOME (1)                            10.2              7.6             18.9              15.0

Non-recurring items
Early extinguishment of debt                                   -                -              (1.8)              -
Income taxes on non-recurring items                            -                -                0.6              -
                                                        -----------     ------------     ------------      ------------
Net non-recurring items                                        -                -              (1.2)              -
                                                        -----------     ------------     ------------      ------------

NET OPERATING INCOME (1)                                      10.2              7.6             17.7              15.0

Investment gains(losses)
Realized gains (losses)                                        1.2            (6.6)              1.3             (6.5)
Income taxes on realized gains (losses)                      (0.4)              2.3            (0.5)               2.3
                                                        -----------     ------------     ------------      ------------
Net realized gains (losses)                                    0.8            (4.3)              0.8             (4.2)
                                                        -----------     ------------     ------------      ------------

      REPORTED NET INCOME (1)                          $      11.0     $        3.3     $       18.5      $       10.8
                                                        ===========     ============     ============      ============

Per Share Data (Diluted)
      Pro forma net operating income (1)               $      0.19     $       0.14     $       0.35      $       0.28
      Non-recurring items                                     -                -              (0.02)             -
      Realized gains (losses) net of tax                      0.01           (0.08)             0.01            (0.08)
                                                        -----------     ------------     ------------      ------------

      REPORTED NET INCOME (1)                          $      0.20     $       0.06     $       0.34      $       0.20
                                                        ===========     ============     ============      ============

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
Universal American Financial Corp.                                     Page 8

August 4, 2003

               UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
                      SELECTED CONSOLIDATED FINANCIAL DATA
                      IN MILLIONS, EXCEPT PER SHARE AMOUNTS
                                   (UNAUDITED)

                                                  THREE MONTHS ENDED JUNE 30,                 SIX MONTHS ENDED JUNE 30,
Consolidated Operating Results by Segment         2003                 2002                  2003                  2002
                                                  ----                 ----                  ----                  ----
Career Agency                                 $         9.7       $          7.8         $       19.2       $         15.0
Senior Market Brokerage                                 5.4                  3.1                  8.4                  7.2
Administrative Services                                 2.6                  1.8                  5.2                  3.6
                                               -------------        -------------         ------------       --------------
         Segment operating income                      17.7                 12.7                 32.8                 25.8

Corporate                                             (2.2)                (1.6)                (5.8)                (3.3)
                                               -------------        -------------         ------------       --------------

         Net operating Income before federal
         income taxes (1)                     $        15.5       $         11.1         $       27.0       $         22.5
                                               =============        =============         ============       ==============


BALANCE SHEET DATA                                              June 30, 2003              December 31, 2002
--------------------------------------------------------- ---------------------------  ---------------------------
Total Cash and Investments                                        $    1,216.1                 $      999.9
                                                          ---------------------------  ---------------------------
Total Assets                                                      $    1,654.2                 $    1,401.7
                                                          ---------------------------  ---------------------------
Total Policyholder Related Liabilities                            $    1,169.4                 $      993.7
                                                          ---------------------------  ---------------------------
Total Outstanding Bank Debt                                       $       50.0                 $       50.8
                                                          ---------------------------  ---------------------------
Trust Preferred Securities                                        $       55.0                 $       15.0
                                                          ---------------------------  ---------------------------
Total Shareholders' Equity                                        $      330.9                 $      286.8
                                                          ---------------------------  ---------------------------
Total Shareholders' Equity (excluding SFAS 115)                   $      279.0                 $      256.9
                                                          ---------------------------  ---------------------------
Diluted Weighted Average Shares Outstanding YTD                           54.4                         54.3
                                                          ---------------------------  ---------------------------
Book Value per Common Share                                       $       6.17                 $       5.42
                                                          ---------------------------  ---------------------------
Diluted Book Value per Common Share (excluding
    SFAS 115)  (4)                                                $       5.11                 $       4.77
                                                          ---------------------------  ---------------------------
Debt to Total Capital Ratio (5)                                          13.0%                        15.7%
                                                          ---------------------------  ---------------------------



(1) We describe our income as follows: "Reported net income" is income based on generally accepted accounting principles. "Net operating income" excludes realized gains (losses). "Pro forma operating income" also excludes items that are non-recurring and, in the opinion of management, are not indicative of overall operating trends. The table on page 6 reconciles Pro forma operating income and Net operating income to Reported net income in accordance with generally accepted accounting principles.


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Universal American Financial Corp.                                     Page 9

August 4, 2003


(2) The effective tax rates were 33.9% and 25.8% for the quarters ended June 30, 2003 and 2002, respectively and 34.5% and 32.8% for the six months ended June 30, 2003 and 2002, respectively.

(3) Tax on realized capital gains (losses) and other non-recurring items is based on a 35.0% effective tax rate for all periods.

(4) Diluted book value per share represents total Shareholders' Equity, excluding accumulated other comprehensive income, plus assumed proceeds from the exercise of vested options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested options.

(5) The Debt to Total Capital Ratio is calculated as the ratio of the Total Outstanding Bank Debt to the sum of Shareholders' Equity excluding FAS 115 plus Total Outstanding Bank Debt plus Trust Preferred Securities.


                                 #### #### ####

CONTACT:                               - OR-       INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein                                The Equity Group Inc.
Executive Vice President &                         www.theequitygroup.com
Chief Financial Officer (914) 934-8820             Linda Latman (212) 836-9609
                                                   Sarah Torres (212) 836-9611














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